Exhibit 10.2

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of October 26, 2021 (the “Amendment Effective Date”), by and between TJ&Z Family Limited Partnership, a Minnesota limited partnership (“Seller”), and Image Sensing Systems, Inc., a Minnesota corporation, and its successors or assigns (“Buyer”).

RECITALS

  Buyer and Seller are parties to that certain Purchase Agreement, dated as of August 27, 2021 (the “Purchase Agreement”), pursuant to which Buyer intends to buy, and Seller has agreed to sell, certain property located at 1115 Hennepin Avenue, in the City of Minneapolis, County of Hennepin, Minnesota (as more particularly described in the Purchase Agreement, the “Property”).
  Buyer and Seller now wish to amend the Purchase Agreement to extend the Inspection Period for the limited purposes set forth herein and to make such other amendments as more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Capitalized Terms. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Purchase Agreement.
     Waiver of Contingency. Buyer hereby waives the contingency set forth in Section 3.5 of the Purchase Agreement.
     Amendment of Certain Contingencies. Sections 3.1, 3.3, 3.4 and 3.6 of the Purchase Agreement are hereby amended and restated as follows:
               Seller Performance. Seller shall have performed all obligations contained herein to be performed after the Amendment Effective Date in all material respects.

3.3              Title. There shall be no adverse change in title to the Real Property after the Amendment Effective Date from that evidenced in the title commitment and survey identified in Buyer’s attorney’s October 6, 2021 title and survey objection correspondence. Buyer waives all title and survey objections raised in such October 6, 2021 correspondence, except for the requirement that Seller deliver a termination of Memorandum of Lease, as stated therein. Further, Buyer does not waive any of the so-called mandatory cure items in Section 6.4 of the Purchase Agreement.

3.4              Access and Inspection. Buyer shall have until Friday, November 26, 2021 (the “Inspection Period”) in which to obtain a zoning letter from the City of Minneapolis identifying the Property as being in the B4N Downtown District and the Harmon Area Overlay District, and shall use commercially reasonable efforts to timely obtain such letter. During the term of this Agreement, Seller shall allow Buyer, and Buyer’s agents,

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consultants and representatives, upon twenty-four (24) hours prior written notice from the same, immediate access to the Real Property without charge and at all reasonable times for the purpose of Buyer’s investigation of the same. Seller or one of Seller's representatives shall have the right to be present when Buyer or its representative conducts any investigation of the Property.

Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature, including reasonable attorney's fees, resulting from any of Buyer’s investigations of the Property and shall repair to the reasonable satisfaction of Seller any damages resulting from any such investigations, and such obligation shall survive the expiration or termination of this Agreement, provided, however, that Buyer shall not be responsible for any costs, damages, liabilities, losses, expenses, injuries, liens or claims, including, without limitation, attorneys’ fees arising out of any pre-existing adverse physical condition or defect of the Property not caused by Buyer, or its agents, employees or contractors. Seller agrees to provide continuing access to the Property for Buyer and its representatives after the Inspection Period through the Closing Date for purposes of completing Buyer’s financing.

3.6     Financing. Buyer’s lender shall have until the expiration of the Inspection Period to obtain an appraisal valuing the Property at or greater than the Purchase Price.

In addition, the first sentence of the last paragraph of Section 3 is amended to read as follows:

If any contingency has not been satisfied on or before the end of the Inspection Period, then this Agreement may be terminated by notice from Buyer to Seller.

     Additional Earnest Money. Within two (2) business days after the Amendment Effective Date, Buyer shall deposit Fifty Thousand and No/100 Dollars ($50,000.00) as additional earnest money (“Additional Earnest Money”) to be held in an escrow account with Escrow Agent. The Additional Earnest Money, together with the initial Earnest Money of Fifty Thousand and No/100 Dollars ($50,000.00), shall be “Earnest Money” for all purposes under the Purchase Agreement.
     Real Estate Tax Prorations. Section 5.4 of the Purchase Agreement is hereby amended and restated as follows:

5.4 Real Estate Taxes and Special Assessments. All real estate taxes and special assessments payable in the years prior to the year in which the Closing occurs shall be paid by Seller. Real estate taxes and special assessments payable in the year in which Closing occurs shall be pro-rated based upon a calendar year as of November 10, 2021. The balance of all levied and pending special assessments against the Property shall be assumed by Buyer.

     Ratification and Conflicts. Except as expressly amended hereby, the Purchase Agreement is fully ratified and confirmed and continues in full force and effect. In the event of any conflict between the Purchase Agreement and this First Amendment, this First Amendment shall control.
     Counterparts. This instrument may be executed in any number of counterparts, which, when taken together, constitute a complete and original instrument.

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[Remainder of Page Intentionally Blank. Signature Pages Follow.]

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IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment as of the Amendment Effective Date.

SELLER:

TJ&Z FAMILY LIMITED PARTNERSHIP,

a Minnesota limited partnership

/s/ Terry Gahan
Name:	Terry Gahan
Its:	Owner

IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment as of  the Amendment Effective Date.

BUYER:

IMAGE SENSING SYSTEMS, INC., a

Minnesota corporation

/s/ Frank G. Hallowell
Name:	Frank G. Hallowell
Its:	Chief Financial Officer